NWQ INVESTMENT MANAGEMENT COMPANY, LLC

PROXY VOTING POLICY AND PROCEDURES

POLICY PURPOSE

Rule 206(4)-6 (the “Rule”) of the Investment Advisers Act of 1940 (Advisers Act”) provides that “it is a fraudulent, deceptive, or manipulative act, practice or course of business within the meaning of section 206(4) of the Act for an investment adviser to exercise voting authority with respect to client securities, unless (i) the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interest of its clients, (ii) the adviser describes its proxy voting procedures to its clients and provides copies on request, and (iii) the adviser discloses to clients how they may obtain information on how the adviser voted their proxies.”

POLICY STATEMENT

When NWQ Investment Management Company, LLC (“NWQ”) has proxy voting authority, NWQ has a fiduciary duty to vote proxies in its Clients’ best interests and must not subrogate Client interests to its own.

POLICY APPLICABILITY

NWQ’s Proxy Voting Policy and Procedures (“Policy”) applies to securities held in Client Accounts over which NWQ has voting authority, directly or indirectly.

POLICY ENFORCEMENT

NWQ, the Nuveen Responsible Investing team (“RI Team”), and Nuveen US Client Services carry out proxy voting and/or administrative functions on behalf of NWQ and are expected to comply with applicable laws and regulations and applicable policies and procedures. Violations of this Policy may result in disciplinary action up to and including termination of employment.

TERMS AND DEFINITIONS

Clients / Client Accounts

Accounts over which NWQ has proxy voting authority, directly or indirectly.

Conflicts Of Interest

Voting proxies whereby the following relationships or circumstances are deemed to give rise to a Conflict of Interest for purposes of this Policy:

Firm Conflicts of Interest

•	The issuer is an institutional separate account client.

•	The issuer is a wrap sponsor in whose program NWQ participates as an investment manager.

•	The issuer is an entity in which an NWQ employee or a Relative of any NWQ employee is an executive officer or director of such issuer.

Service Provider Conflicts of Interest

Service Providers who have notified NWQ that they, or their affiliate(s), have a relationship with a corporate issuer, an entity acting as a primary shareholder proponent or another party. Such relationship includes, but is not limited to, the products and services provided to, and the revenue obtained from, such entity.

Other

Any other circumstance that NWQ determines could materially compromise its duty to serve its Clients’ best interests.

Indirect Proxy Voting Authority

Indirect proxy voting authority exists where NWQ’s authority is implied by a general delegation of investment authority without reservation of proxy voting authority.

Program Sponsors

Program Sponsors are broker-dealers which select third-party investment advisers to provide investment advice to Client Accounts on a discretionary basis.

Relative

A relative includes, whether or not living in the same household, children; stepchildren; grandchildren; parent; stepparents; grandparents; spouses; siblings; mother-, father-, son-, daughter-, brother- or sister-in-law; any person related by adoption, and any individual economically dependent on the employee, as well as significant others living in the same household, including domestic partnerships (registered or unregistered) or civil unions.

Service Provider(s)

Service providers are independent third-party vendors who provide proxy voting administrative, research and/or recordkeeping services.

ROLES, RESPONSIBILITIES AND GOVERNANCE

Proxy Voting Committee (the “Committee”)

NWQ has established a Proxy Voting Committee (“Committee”) to provide centralized management of the proxy voting process. The Committee consists of at least one Co-Head, members from Portfolio Management and/or Equity Research and the Head of Client Portfolio Management as voting members. NWQ’s General Counsel, Chief Compliance Officer, and members of the RI Team, or their designees, participate as non-voting members. The Committee may invite NWQ employees and other interested parties to participate in meetings as applicable. The Committee meets annually or more frequently as required.

The Committee shall:

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Oversee the proxy voting process in respect of securities owned by or on behalf of Clients, including the identification of Conflicts of Interest involving NWQ and those involving its Service Provider(s);

•	Review and approval of any Service Provider(s)

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Provide on-going oversight of its Service Provider(s), including but not limited to reviewing periodic diligence to assist the Committee in determining if its Service Provider(s) have/has the ability to identify and manage potential conflicts of interest and to determine if its Service Provider(s) has/have the capacity and the competency to adequately analyze proxy issues, which includes the ability to make voting recommendations based on materially accurate information;

•	Determine how to vote proxies relating to issues not covered by this Policy;

•	Determine when NWQ may deviate from this Policy; and

•	Review all applicable processes and procedures, voting practices, the adequacy of records and the use of third-party services, at least annually, and update or revise as necessary.

Nuveen Responsible Investing team (“RI Team”)

Under the direction of the Committee, the RI Team is responsible for:

1)	The day-to-day administration of the NWQ’s proxy voting processes in accordance with their procedures;

2)	Identifying applicable Service Provider Conflicts of Interest based on information provided by the Service Provider(s) and delivering this information to NWQ for consideration;

3)	Casting votes in accordance with NWQ’s instructions.

4)	Performing quarterly monitoring to determine if proxies in which a Conflict of Interest was determined were voted in accordance with the Policy.

5)	Performing an annual proxy vote reconciliation and presenting its findings at the Committee’s annual meeting.

6)	Arranging annual Service Provider due diligence;

7)	Organizing and presiding over the Committee’s annual meeting; and

8)	Providing information and data as the Committee deems necessary.

Nuveen US Client Services

The Nuveen US Client Services team is responsible for furnishing Clients with responses to standard requests on how NWQ voted proxies on behalf of their Client Accounts. In addition,

team is responsible for responding to Client ad-hoc proxy voting requests as well as requests for NWQ’s Policy. The team is also responsible for notifying the NWQ’s CCO of any ad-hoc voting or Policy requests. Furthermore, the team maintains all written requests from Clients and any written response to either a written or oral request in accordance with their procedures.

Nuveen Global Investment Operations (“NGIO”)

NGIO is responsible for casting votes in accordance with NWQ’s instructions for certain Client Accounts for which the RI Team does not cast votes.

Chief Compliance Officer (“CCO”)

The CCO, or designee, is responsible for periodically monitoring compliance with this Policy and will report all material violations to the Policy Owner. The CCO will also provide guidance to the Policy Leader and Policy Owner, as applicable, with respect to this Policy. Furthermore, NWQ’s CCO, or designee, is responsible for annually reviewing the NWQ’s Proxy Notice contained in NWQ’s Form ADV Part 2A.

Compliance

Compliance, under the oversight of the CCO, will periodically identify Conflicts of Interest and provide this information to the RI Team. Compliance shall also review the RI Team’s quarterly conflicts monitoring.

Policy Leader (NWQ’s Designated Equity Research Analyst)

The Policy Owner has designated a member of NWQ’s Equity Analyst team as Policy Leader. The Policy Leader, under the oversight of the Policy Owner and in consultation with the CCO, or designee, is responsible for the following functions with respect to this Policy: i) development, ii) implementation, iii) and maintenance.

Policy Owner (NWQ’s Proxy Committee)

NWQ has designated its Proxy Committee as the Policy Owner. The Policy Owner is responsible for determining the appropriate oversight and infrastructure for implementing and administering the Policy. The Policy Owner is also responsible overseeing the Policy Leader and approving amendments to the Policy. Furthermore, the Policy Owner is responsible for Policy enforcement, including but not limited to, addressing material violations.

POLICY REQUIREMENTS

General

NWQ shall vote proxies in respect of securities owned by or on behalf of a Client in the Client’s best interest and will not subrogate Client interests to its own.

Unless NWQ otherwise determines, and documents the basis for its decision, or as otherwise provided below, the Committee shall generally cause proxies to be voted in a manner consistent with the recommendations of its primary Service Provider, Institutional Shareholder Services, Inc. (“ISS”), which are based on ISS’s standard guidelines. NWQ may also from time to time consider research and voting recommendations provided by other Service Providers in making its voting decisions. In select other cases, NWQ may agree to vote proxies for a particular Client Account in accordance with the Service Provider’s recommendations or guidelines selected by the Client, such as the AFL-CIO Guidelines. Clients may opt to vote proxies themselves or to have proxies voted by a Service Provider or other named fiduciary or agent, at the Client’s cost.

As a general matter, unless otherwise restricted, NWQ reserves the right to override ISS’s recommendations or the recommendations of any other Service Provider in any situation where it believes that following such recommendations is not in its Client’s best interest.

NWQ may determine not to vote in respect of securities of any issuer if it determines it would be in its Clients’ overall best interest not to vote. Such determinations may apply in respect of all Client holdings of the securities or only certain specified Clients, as NWQ deems appropriate under the circumstances.

Generally, NWQ does not intend to vote proxies associated with the securities of any issuer if as a result of voting, the issuer restricts such securities from being transacted (“share blocking” is carried out in a few non-U.S. jurisdictions). However, NWQ may decide, on an individual security basis that it is in the best interest of its Clients for NWQ to vote the proxy associated with such a security, taking into account the loss of liquidity. NWQ may also decline to vote proxies in other instances, including but not limited to, de minimis number of shares held, timing issues pertaining to the opening and closing of accounts, potential adverse impact on the portfolio of voting such proxy, logistical or other considerations related to non-U.S. issuers (such as in POA markets), or based on particular contractual arrangements with Clients or Program Sponsors.

In addition, NWQ may decline to vote proxies where the voting would in NWQ’s judgment result in some other financial, legal, regulatory disability or burden to NWQ or the Client (such as imputing control with respect to the issuer) or the Program Sponsor.

Generally, NWQ will vote all eligible proxies received. Eligibility is based upon ownership at record date which is determined by the issuer. To the extent that NWQ receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by NWQ and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), NWQ will generally refrain from voting such proxies. In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further the Client’s best interest. NWQ may consider an institutional client’s special request to vote a legacy proxy, and, if agreed, would vote such proxy in accordance with the provisions of this Policy.

It is the responsibility of the custodian appointed by the Client, or the Program Sponsor in the case of an SMA, to ensure proxies are generated sufficiently in advance of the relevant meeting to allow NWQ adequate time to vote its Clients’ proxies.

Proxies received after the termination date of a Client relationship will generally not be voted. Exceptions may be made from time to time, such as when the record date is for a period in which the Client’s Account was under management.

A Program Sponsor, a broker or a custodian, may provide NWQ with notice of proxies in the aggregate, rather than on the underlying account-level. Since NWQ is not afforded underlying account-level transparency in such instances, it must vote such proxies based on the information it receives from the Program Sponsor, broker or custodian, and consequently may be unable to reconcile proxies voted to the underlying-account level.

NWQ discloses a summary of its proxy voting practices as well as how a client may obtain a copy of this Policy or information on how NWQ voted a client’s securities in its Form ADV Part 2A.

Conflicts of Interest

When NWQ has identified a Firm Conflict of Interest, if the matter is covered by an ISS recommendation, the Committee shall cause proxies to be voted in accordance with the applicable ISS recommendation.

When NWQ has identified a Firm Conflict of Interest and the matter is not covered by ISS, NWQ may:

(i)	vote in accordance with the recommendation of an alternative Service Provider; or

(ii)	disclose the conflict to the Client, obtain the Client’s consent to vote, make the proxy voting determination itself and document the basis for such determination; or

(iii)	resolve the conflict in such other manner as NWQ believes is appropriate, including by making its own determination that a particular vote is, notwithstanding the conflict, in the Client’s best interest.

Additionally, NWQ is required to consider any actual or perceived Service Provider Conflicts of Interest when informed by the Service Provider(s) that it has a relationship with the issuer, including, but not limited to, the products and services provided to, and the revenue obtained from, the issuer. When a Service Provider Conflict of Interest has been identified based on a relationship between a Service Provider or its affiliates and a corporate issuer, an entity acting as a primary shareholder proponent, or another party, NWQ may choose not to vote in accordance with its Service Provider’s recommendation when NWQ determines such recommendation is not its Client’s best interests. NWQ’s Service Provider(s) has/have established protocols to identify and provide notice regarding such Service Provider Conflicts of Interest.

Furthermore, NWQ adheres to the baseline standards and guiding principles governing client and employee conflicts as outlined in the TIAA Conflicts of Interest Policy to assist NWQ in identifying, escalating and addressing proxy voting conflicts in a timely manner.

VIOLATION REPORTING

NWQ, the RI Team and Nuveen US Client Services are required to report all violations of this Policy to NWQ’s Chief Compliance Officer, or designee.

RECORDKEEPING AND RETENTION

NWQ, or its designee, shall retain records relating to the voting of proxies as required under Section 204-2 of the Investment Advisers Act of 1940, as amended.

RELATED POLICIES

•	TIAA Conflicts of Interest Policy

REVIEWS AND APPROVALS

This Policy will be reviewed at least annually and will be updated sooner if changes are deemed necessary by the Policy Leader.

Effective Date	July 6, 2020
Approval Date	July 6, 2020
Last Review Date	February 2019
Review Cycle	Annual
Approver(s)	NWQ’s Proxy Committee
Policy Owner	NWQ’s Proxy Committee
Policy Leader	NWQ’s Equity Research Analyst as designated by the Committee
Criticality Rating	Moderate

Nuveen Asset Management, LLC

Proxy Voting Policies and Procedures

Effective Date: January 1, 2011, as last amended March 05, 2020

I.    General Principles

A.    Nuveen Asset Management, LLC (“NAM”) is an investment sub-adviser for certain of the Nuveen Funds (the “Funds”) and investment adviser for institutional and other separately managed accounts (collectively, with the Funds, “Accounts”). As such, Accounts may confer upon NAM complete discretion to vote proxies.1

B.    When NAM has proxy voting authority, it is NAM’s duty to vote proxies in the best interests of its clients (which may involve affirmatively deciding that voting the proxies may not be in the best interests of certain clients on certain matters). In voting proxies, NAM also seeks to enhance total investment return for its clients.

C.    If NAM contracts with another investment adviser to act as a sub-adviser for an Account, NAM may delegate proxy voting responsibility to the sub-adviser. Where NAM has delegated proxy voting responsibility, the sub-adviser will be responsible for developing and adhering to its own proxy voting policies, subject to oversight by NAM.

D.    NAM’s Proxy Voting Committee (“PVC”) provides oversight of NAM’s proxy voting policies and procedures, including (1) providing an administrative framework to facilitate and monitor the exercise of such proxy voting and to fulfill the obligations of reporting and recordkeeping under the federal securities laws; and (2) approving the proxy voting policies and procedures.

II.    Policies

The PVC after reviewing and concluding that such policies are reasonably designed to vote proxies in the best interests of clients, has approved and adopted the proxy voting policies (“Policies”) of Institutional Shareholder Services, Inc. (“ISS”), a leading national provider of proxy voting administrative and research services.i As a result, such Policies set forth NAM’s positions on recurring proxy issues and criteria for addressing non-recurring issues. These Policies are reviewed periodically by ISS, and therefore are subject to change. Even though it has adopted the Policies as drafted by ISS, NAM maintains the fiduciary responsibility for all proxy voting decisions.

[1]

NAM does not vote proxies where a client withholds proxy voting authority, and in certain non-discretionary and model programs NAM votes proxies in accordance with its Policies in effect from time to time. Clients may opt to vote proxies themselves, or to have proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost. [i] ISS has separate polices for Taft Hartley plans and it is NAM’s policy to apply the Taft Hartley polices to accounts that are Taft Hartley plans and have requested the application of such policies.

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III.    Procedures

A.    Supervision of Proxy Voting. Day-to-day administration of proxy voting may be provided internally or by a third-party service provider, depending on client type, subject to the ultimate oversight of the PVC. The PVC shall supervise the relationships with NAM’s proxy voting services, ISS. ISS apprises Nuveen Global Operations (“NGO”) of shareholder meeting dates, and casts the actual proxy votes. ISS also provides research on proxy proposals and voting recommendations. ISS serves as NAM’s proxy voting record keepers and generate reports on how proxies were voted. NGO periodically reviews communications from ISS to determine whether ISS voted the correct amount of proxies, whether the votes were cast in a timely manner, and whether the vote was in accordance with the Policies or NAM’s specific instructions

B.    General Avoidance of Conflicts of Interest.

1.    NAM believe that most conflicts of interest faced by NAM in voting proxies can be avoided by voting in accordance with the Policies. Examples of such conflicts of interest are as follows:2

a.    The issuer or proxy proponent (e.g., a special interest group) is TIAA-CREF, the ultimate principal owner of NAM, or any of its affiliates.

b.    The issuer is an entity in which an executive officer of NAM or a spouse or domestic partner of any such executive officer is or was (within the past three years of the proxy vote) an executive officer or director.

c.    The issuer is a registered or unregistered fund or other client for which NAM or another affiliated adviser has a material relationship as investment adviser or sub-adviser (e.g., Nuveen Funds and TIAA Funds) or an institutional separate account.

d.    Any other circumstances that NAM is aware of where NAM’s duty to serve its clients’ interests, typically referred to as its “duty of loyalty,” could be materially compromised.

2.    To further minimize this risk, Compliance will review ISS’ conflict avoidance policy at least annually to ensure that it adequately addresses both the actual and perceived conflicts of interest ISS may face.

[2]

A conflict of interest shall not be considered material for the purposes of these Policies and Procedures with respect to a specific vote or circumstance if the matter to be voted on relates to a restructuring of the terms of existing securities or the issuance of new securities or a similar matter arising out of the holding of securities, other than common equity, in the context of a bankruptcy or threatened bankruptcy of the issuer.

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3.    In the event that ISS faces a material conflict of interest with respect to a specific vote, the PVC shall direct ISS how to vote. The PVC shall receive voting direction from appropriate investment personnel. Before doing so, the PVC will consult with Legal to confirm that NAM faces no material conflicts of its own with respect to the specific proxy vote.

4.    Where ISS is determined to have a conflict of interest, or NAM determines to override the Policies and is determined to have a conflict, the PVC will recommend to NAM’s Compliance Committee or designee a course of action designed to address the conflict. Such actions could include, but are not limited to:

a.    Obtaining instructions from the affected client(s) on how to vote the proxy;

b.    Disclosing the conflict to the affected client(s) and seeking their consent to permit NAM to vote the proxy;

c.    Voting in proportion to the other shareholders;

e.    Recusing the individual with the actual or potential conflict of interest from all discussion or consideration of the matter, if the material conflict is due to such person’s actual or potential conflict of interest; or

f.    Following the recommendation of a different independent third party.

5.    In addition to all of the above-mentioned and other conflicts, the Head of Equity Research, NGO and any member of the PVC must notify NAM’s Chief Compliance Officer (“CCO”) of any direct, indirect or perceived improper influence exerted by any employee, officer or director of TIAA or its subsidiaries with regard to how NAM should vote proxies. NAM Compliance will investigate any such allegations and will report the findings to the PVC and, if deemed appropriate, to NAM’s Compliance Committee. If it is determined that improper influence was attempted, appropriate action shall be taken. Such appropriate action may include disciplinary action, notification of the appropriate senior managers, or notification of the appropriate regulatory authorities. In all cases, NAM will not consider any improper influence in determining how to vote proxies, and will vote in the best interests of clients.

C.    Proxy Vote Override. From time to time, a portfolio manager of an account (a “Portfolio Manager”) may initiate action to override the Policies’ recommendation for a particular vote. Any such override by a NAM Portfolio Manager (but not a sub-adviser Portfolio Manager)

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shall be reviewed by NAM’s Legal Department for material conflicts. If the Legal Department determines that no material conflicts exist, the approval of one member of the PVC shall authorize the override. If a material conflict exists, the conflict and, ultimately, the override recommendation will be rejected and will revert to the original Policies recommendation or will be addressed pursuant to the procedures described above under “Conflicts of Interest.”

In addition, the PVC may determine from time to time that a particular recommendation in the Policies should be overridden based on a determination that the recommendation is inappropriate and not in the best interests of shareholders. Any such determination shall be reflected in the minutes of a meeting of the PVC at which such decision is made.

D.    Securities Lending.

1.    In order to generate incremental revenue, some clients may participate in a securities lending program. If a client has elected to participate in the lending program then it will not have the right to vote the proxies of any securities that are on loan as of the shareholder meeting record date. A client, or a Portfolio Manager, may place restrictions on loaning securities and/or recall a security on loan at any time. Such actions must be affected prior to the record date for a meeting if the purpose for the restriction or recall is to secure the vote.

2.    Portfolio Managers and/or analysts who become aware of upcoming proxy issues relating to any securities in portfolios they manage, or issuers they follow, will consider the desirability of recalling the affected securities that are on loan or restricting the affected securities prior to the record date for the matter. If the proxy issue is determined to be material, and the determination is made prior to the shareholder meeting record date the Portfolio Manager(s) will contact the Securities Lending Agent to recall securities on loan or restrict the loaning of any security held in any portfolio they manage, if they determine that it is in the best interest of shareholders to do so.

E.    Proxy Voting Records. As required by Rule 204-2 of the Investment Advisers Act of 1940, NAM shall make and retain five types of records relating to proxy voting; (1) NAM’s Policies; (2) proxy statements received for securities in client accounts; (3) records of proxy votes cast by NAM on behalf of clients accounts; (4) records of written requests from clients about how NAM voted their proxies, and written responses from NAM to either a written or oral request by clients; and (5) any documents prepared by the adviser that were material to making a proxy voting decision or that memorialized the basis for the decision. NAM relies on ISS to make and retain on NAM’s behalf certain records pertaining to Rule 204-2.

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F.    Fund of Funds Provision. In instances where NAM provides investment advice to a fund of funds that acquires shares of affiliated funds or three percent or more of the outstanding voting securities of an unaffiliated fund, the acquiring fund shall vote the shares in the same proportion as the vote of all other shareholders of the acquired fund. If compliance with this procedure results in a vote of any shares in a manner different than the Policies’ recommendation, such vote will not require compliance with the Proxy Vote Override procedures set forth above.

G.    Legacy Securities. To the extent that NAM receives proxies for securities that are transferred into an account’s portfolio that were not recommended or selected by it and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), NAM will generally refrain from voting such proxies. In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further NAM’s interest in maximizing the value of client investments. NAM may agree to an account’s special request to vote a legacy security proxy, and would vote such proxy in accordance with the Policies.

H.    Terminated Accounts. Proxies received after the termination date of an account generally will not be voted. An exception will be made if the record date is for a period in which an account was under NAM’s discretionary management or if a separately managed account (“SMA”) custodian failed to remove the account’s holdings from its aggregated voting list.

I.    Non-votes. NGO shall be responsible for obtaining reasonable assurance from ISS that it voted proxies on NAM’s behalf, and that any special instructions from NAM about a given proxy or proxies are submitted to ISS in a timely manner. It should not be considered a breach of this responsibility if NGO or NAM does not receive a proxy from ISS or a custodian with adequate time to analyze and direct to vote or vote a proxy by the required voting deadline.

NAM may determine not to vote proxies associated with the securities of any issuer if as a result of voting such proxies, subsequent purchases or sales of such securities would be blocked. However, NAM may decide, on an individual security basis that it is in the best interests of its clients to vote the proxy associated with such a security, taking into account the loss of liquidity. In addition, NAM may determine not to vote proxies where the voting would in NAM’s judgment result in some other financial, legal, regulatory disability or burden to the client (such as imputing control with respect to the issuer) or to NAM or its affiliates.

NAM may determine not to vote securities held by SMAs where voting would require the transfer of the security to another custodian designated by the issuer. Such transfer is generally outside the scope of NAM’s authority and may result in significant operational limitations on NAM’s ability to conduct transactions relating to the securities during the period of transfer. From time to time, situations may arise (operational or otherwise) that prevent NAM from voting proxies after reasonable attempts have been made.

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J.    Review and Reports.

1.    The PVC shall maintain a review schedule. The schedule shall include reviews of the Policies and the policies of any Sub-adviser engaged by NAM, the proxy voting record, account maintenance, and other reviews as deemed appropriate by the PVC. The PVC shall review the schedule at least annually.

2.    The PVC will report to NAM’s Compliance Committee with respect to all identified conflicts and how they were addressed. These reports will include all accounts, including those that are sub-advised. NAM also shall provide the Funds that it sub-advises with information necessary for preparing Form N-PX.

K.    Vote Disclosure to Clients. NAM’s institutional and SMA clients can contact their relationship manager for more information on NAM’s Policies and the proxy voting record for their account. The information available includes name of issuer, ticker/CUSIP, shareholder meeting date, description of item and NAM’s vote.

IV.    Responsible Parties

PVC

NGO

NAM Compliance

Legal Department

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